UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2005

          First Commonwealth Financial Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	0-11242	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 N. Sixth Street, Indiana, PA	15701
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

          On December 20, 2005, First Commonwealth Financial Corporation entered into a Separation and Release Agreement with E. James Trimarchi, Chairman of the Board of Directors of First Commonwealth.  Under the terms of the Separation and Release Agreement, First Commonwealth has agreed to make severance payments to Mr. Trimarchi at the rate of his current base salary in fifty-two biweekly installments for the two years following his retirement and to continue to provide lifetime medical insurance coverage for Mr. Trimarchi and his spouse.  In exchange, Mr. Trimarchi released First Commonwealth, its subsidiaries, and each of their respective officers, directors, employees and agents from all liabilities associated with Mr. Trimarchi's employment by First Commonwealth and made certain covenants to ensure a smooth transition to his successor.  A copy of the Separation and Release Agreement is filed with this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02          Departure of Directors or Principal Officers; Election of Directors; Appointment of
                          Principal Officers

          E. James Trimarchi, Chairman of the Board of Directors of First Commonwealth, retired from all capacities with First Commonwealth and its subsidiaries, including as Chairman of the Board and as a member of the Board of Directors of First Commonwealth.  His retirement was effective as of the close of business on December 20, 2005.  Under the Corporation's existing succession plan, Joseph E. O'Dell, current President and Chief Executive Officer of First Commonwealth, will assume the additional duties of the Chairman until the Board of Directors names a permanent successor.  The Board of Directors of First Commonwealth is expected to appoint a new Chairman at its regular meeting in January 2006.

Item 9.01          Financial Statements and Exhibits

(c) Exhibits
Exhibit 10.1	Separation Agreement dated December 20, 2005 between First Commonwealth Financial Corporation and E. James Trimarchi.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2005	FIRST COMMONWEALTH FINANCIAL CORPORATION By: /S/ JOHN J. DOLAN John J. Dolan Executive Vice President and Chief Financial Officer